FIRST AMENDMENT TO THE MEDICAID MANAGED CARE CONTRACT
This First Amendment (the “Amendment”) to the Medicaid Managed Care Contract (the “Contract”) entered into on July 5, 2011 by and between the Commonwealth of Kentucky, through the Cabinet for Finance and Administration, on behalf of the Cabinet for Heath and Family Services, Department for Medicaid Services (collectively herein “Commonwealth”) and WellCare Health Insurance of Illinois, Inc. d/b/a WellCare of Kentucky, Inc. (“WellCare”), shall be effective the 1st day of January, 2013 pursuant to Section 39.16 of the Contract. The Commonwealth and WellCare shall hereinafter be referred to collectively as the “Parties”.
WHEREAS, the Parties to this Amendment have examined the experience of the Managed Care Organizations for the period of November 1, 2011 to December 31, 2012; and
WHEREAS, the Parties to this Amendment agree that each have faithfully performed their respective contractual obligations; and
WHEREAS, the Parties are committed to ensuring the long-term stability of the Medicaid managed care program for the provision of quality, accessible and cost effective health care services to the citizens of the Commonwealth; and
WHEREAS, WellCare is committed to participating in the Medicaid managed care program through the completion of the Contract’s initial term ending on June 30, 2014 and, if exercised by the Parties, the one-year extension periods set forth in the Contract; and
WHEREAS, the Parties wish to address the impact on WellCare of program changes subsequent to the effective date of the Contract, specifically the Smoking

Cessation Program and Outpatient Reimbursements and concerns WellCare has raised as to the influx of Members to its Plan during the most recent open enrollment period; and

1

WHEREAS, The Parties recognize that it is in the best interest of the Medicaid managed care program not to allow pending concerns to impede reaching an optimal level of stabilization.
    NOW THEREFORE, in consideration of the mutual promises set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree that the Contract shall be amended as follows:

1.	The forgoing Recitals are incorporated into and constitute a part of this Amendment.

2.
The Commonwealth and WellCare agree that, effective January 1, 2013, the Commonwealth shall apply a 7% increase to each rate cell listed in the “Approved Capitation Rates” for Year 2, as set forth in Appendix B to the Contract. For purposes of this Amendment, these amended rates shall be called the “Revised Year 2 Rates” and are attached hereto as Exhibit A. Such rates shall remain in effect through June 30, 2013. The rates included in Appendix B of the Contract for Year 3 shall also be increased by 7%, and shall take effect for the period July 1, 2013 through June 30, 2014. These rates shall be called the “Revised Year 3 Rates” and are also included in Exhibit A attached hereto. Included in the Revised Year 2 Rates and the Revised Year 3 Rates is 0.7% to account for the Smoking Cessation Program and Outpatient Settlements. The Parties further agree that the Revised Year 2 Rates and the Revised Year 3 Rates do not include any increases for provisions of the Affordable Care Act, as stated in Section 12.2 of the Contract (Rate Adjustments). The Revised Year 2 Rates and Revised Year 3 Rates will be adjusted at a future date to reflect any such changes.

3.	The Parties agree that, if needed, the payment of Capitation Rates due as of June 8, 2013 will be paid by the Commonwealth no later than July 8, 2013.

4.	The Commonwealth shall, pursuant to Section 8.1 of the Contract, offer WellCare a renewal of its Contract so long as (a) the Parties can agree upon capitation rates and (b) WellCare is

2

complying with all material Contract performance measures. The Commonwealth shall not offer WellCare capitation rates that are less than the rates WellCare is receiving at that time, subject to available funding for the State’s 2014-2016 biennium and approval of the rates by CMS. The Parties acknowledge that WellCare’s Contract renewal options will not act as a bar to the Commonwealth soliciting additional Managed Care Contractors for the periods of those renewal options if it is in the best interest of the Commonwealth to do so. If Managed Care Contractors are added, no mass reenrollment of members will occur and the maximum membership thresholds set forth in Section 26.2 will not act as a bar to the assignment of new members to WellCare.

5.
The Commonwealth shall, if the Medicaid Program is expanded to include new eligibles under the Affordable Care Act, set the capitation rate for such eligibles at the highest capitation rates in place as of January 1, 2014 in the appropriate rate cell for any of the managed care organizations under contract with the Commonwealth, subject to approval by CMS. WellCare shall have the right to participate in such expansion.

6.
If during the initial term of the Contract one of the other two Managed Care Contractors exits the Commonwealth, either voluntarily or involuntarily, assignment of the members shall be governed by Section 26.2 of the Contract, except that the maximum membership thresholds set forth in Section 26.2 will not act as a bar to the assignment of members. In such event, WellCare shall be paid at least the same Capitation Rates as described in paragraph 2 of this Amendment.

7.	WellCare acknowledges the importance of periodic and substantive communications with the provider community in order to ensure the success of the Medicaid managed care

3

program. WellCare will continue to meet monthly with representatives of provider hospitals to identify general concerns and discuss potential resolutions. Additionally, WellCare will use best efforts to meet regularly with participating provider hospitals on an individual basis. At a minimum, WellCare will schedule monthly meetings to discuss operational matters with the following hospitals, as long as they remain participating providers with WellCare: ARH, KY One, The Medical Center, UK HealthCare, Baptist Health System, St. Elizabeth’s Health System, Owensboro Med Health, Kings Daughter, Murray Calloway, Kentucky River, UHS Psych Facilities.

8.
Upon the signing of this Amendment, the Parties shall begin meeting immediately on a new strategy for local health departments to bring increased value to the Medicaid managed care program with a goal of implementing any changes by July 1, 2013.

9.
Regulations enacted by the Commonwealth to change or revise Medicaid Provider fee-for-service reimbursements are not binding on WellCare. It is the policy of the Commonwealth, however, to share such regulatory changes in the Medicaid program with WellCare before they are officially filed.

10.
Some particular provisions of the Contract attached hereto and incorporated herein are being amended as indicated to address mutually agreed upon changes in the Medicaid managed care program since the effective date of the Contract.

11.
This Amendment is a full and complete resolution of any claim by WellCare regarding the sufficiency of the negotiated Capitation Rates, as adjusted, to the date of this Amendment and through the end of the initial term of the Contract, which initial term is from July 5, 2011 to June 30, 2014.

4

12.
In consideration of the terms set forth above, WellCare hereby releases the Cabinet, its legal representatives, agents, successors, assigns, officers, directors, employees, attorneys, and any other person acting on its behalf, from any and all injuries, losses, damages, liabilities, defenses, claims, actions, causes of action, suits, debts, promises, demands, or agreements, of whatever nature or kind, known or unknown, whether based in law on in equity, that WellCare ever had or now has or that any one claiming through or under it may have or claim to have, which was raised or asserted or could have be raised or asserted against the Commonwealth including but not limited to any and all claims arising out of, by reason of, or in any way related to the negotiated Capitation Payments, as adjusted, to the date of this Amendment and through the end of the original term of the Contract, which initial term is from July 5, 2011 to June 30, 2014. However, such release shall not be applicable to any claims WellCare may have regarding any legislative, executive or judicial changes to Medicaid Services or the Medicaid managed care program after the effective date of this Amendment. There are no other representations, covenants, warranties, or other agreements binding of the Parties that are not expressly set forth herein.

13.
The Parties acknowledge and agree that they have each had the opportunity to have this Amendment reviewed by counsel of their choosing. Therefore, the normal rule that ambiguities are construed against the drafter shall not apply in connection with the interpretation and construction of this Amendment.

14.
The Parties represent and agree that the persons executing this Amendment on behalf of WellCare and the Commonwealth have the full and complete permission and authority of the entity for which it is being executed and have the full right and authority to commit and

5

fully bind themselves, their representatives, agents, principals, predecessors, successors, and privies according to the provisions hereof. This Amendment is a legally valid, binding and enforceable obligation of the Parties in accordance with its terms.

15.
The Parties acknowledge and agree that this Amendment is a compromise of disputed claims and neither this Amendment nor any consideration provided pursuant to this Amendment shall be taken or construed to be an admission or concession of either Party of any kind with respect to any fact, liability, error or fault.

16.
This Amendment, along with the Contract, constitutes the entire agreement between the Parties as of the date executed, and all prior and contemporaneous promises and negotiations between the Parties are merged into this Amendment. This Amendment may not be modified except by written addendum signed by both parties. No waiver of any provision of this Amendment will be valid unless it is in writing and signed by both Parties.

17.
All capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Contract. In the event of a conflict between the Amendment and the Contract, the terms of the Amendment will control.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

6

	WellCare Health Insurance of Illinois, Inc.		Commonwealth of Kentucky
d/b/a WellCare of Kentucky, Inc.
SIGNED		SIGNED
BY:	/s/ Michael A. Minor	BY:	/s/ Donald R. Speer
TITLE:	Region President	TITLE:	Executive Director
DATE:	February 8, 2013	DATE:	2/11/2013

7

EXHIBIT A

	Appendix B (Revised 01/01/2013)
	Approved Capitation Payment Rates
	WellCare

	Year 3 – July 1, 2013 through June 30, 2014
Families and Children	1	2	3	4	5	6	7	8
Infant (age under 1)	602.22	671.84		711.20	851.92	697.66	871.23	815.23
Child (age 1 through 5)	137.10	121.71		153.00	157.77	125.08	157.59	183.99
Child (age 6 through 12)	162.23	179.07		208.20	192.22	166.46	188.74	208.83
Child (age 13 through 18) – Female	294.46	295.93		319.96	329.38	285.10	288.25	318.62
Child (age 13 through 18) – Male	225.14	265.99		260.91	257.49	210.92	199.17	222.45
Adult (age 19 through 24) – Female	666.25	601.88		607.18	698.90	646.27	639.29	638.70
Adult (age 19 through 24) – Male	233.98	233.98		233.98	233.98	233.98	233.98	233.98
Adult (age 25 through 39) – Female	584.28	524.77		554.84	627.80	606.89	541.69	551.43
Adult (age 25 through 39) – Male	524.25	376.48		420.35	443.06	442.75	345.08	383.83
Adult (age 40 or older) – Female	623.89	531.74		641.19	693.08	648.65	730.53	636.96
Adult (age 40 or older) – Male	683.24	643.97		574.68	756.05	776.87	629.65	551.53
SSI Adults without Medicare
Adult (age 19 through 24) – Female	640.62	647.55		713.20	623.82	587.95	656.56	626.30
Adult (age 19 through 24) – Male	544.17	425.80		379.99	499.08	730.25	508.99	438.28
Adult (age 25 through 44) – Female	859.90	777.37		838.19	888.65	898.91	934.36	855.88
Adult (age 25 through 44) – Male	551.54	586.91		635.06	765.07	739.32	622.35	670.56
Adult (age 45 or older) – Female	1,062.24	1,124.57		1,096.31	1,172.80	1,151.56	1,165.56	1,205.34
Adult (age 45 or older) – Male	978.06	1,006.42		928.64	1,096.13	1,123.78	926.61	975.74
Waiver Option
Dual Eligible
All Ages - Female	121.24	148.38		148.75	170.54	168.17	170.29	176.73
All Ages - Male	108.52	126.93		132.45	145.25	161.85	153.25	154.72
SSI Children
Infant (age under 1)	6,414.12	6,414.12		6,414.12	6,414.12	6,414.12	6,414.12	6,414.12
Child (age 1 through 5)	531.89	588.83		710.49	1,008.02	1,073.11	729.24	716.33
Child (age 6 through 18)	642.02	769.11		838.28	773.82	608.73	635.80	536.60
Foster Care
Infant (age under 1)	1,674.04	1,674.04		1,674.04	1,674.04	1,674.04	1,674.04	1,674.04
Child (age 1 through 5)	263.54	310.78		308.70	372.90	260.05	315.45	336.46
Child (age 6 through 12)	514.39	694.28		694.32	596.54	455.20	531.28	529.83
Child (age 13 or older) – Female	623.50	884.54		991.00	1,028.78	873.89	721.04	1,024.81
Child (age 13 or older) – Male	1,229.84	1,170.79		888.18	832.86	863.69	687.11	875.24

	Appendix B (Revised 01/01/2013)
	Approved Capitation Payment Rates
	WellCare

	Year 2 – January 1, 2013 through June 30, 2013
Families and Children	1	2	3	4	5	6	7	8
Infant (age under 1)	584.68	652.27		690.49	827.10	677.34	845.86	791.49
Child (age 1 through 5)	133.11	118.17		148.54	153.17	121.44	153.00	178.64
Child (age 6 through 12)	157.50	173.85		202.14	186.62	161.61	183.24	202.75
Child (age 13 through 18) – Female	285.89	287.31		310.64	319.78	276.80	279.86	309.34
Child (age 13 through 18) – Male	218.58	258.24		253.31	249.99	204.77	193.37	215.97
Adult (age 19 through 24) – Female	646.84	584.35		589.49	678.54	627.45	620.67	620.09
Adult (age 19 through 24) – Male	227.17	227.17		227.17	227.17	227.17	227.17	227.17
Adult (age 25 through 39) – Female	567.26	509.48		538.68	609.51	589.21	525.92	535.37
Adult (age 25 through 39) – Male	508.98	365.51		408.11	430.15	429.86	335.03	372.65
Adult (age 40 or older) – Female	605.72	516.25		622.51	672.90	629.76	709.26	618.41
Adult (age 40 or older) – Male	663.34	625.22		557.94	734.02	754.25	611.31	535.47
SSI Adults without Medicare
Adult (age 19 through 24) – Female	621.96	628.69		692.43	605.65	570.83	637.44	608.06
Adult (age 19 through 24) – Male	528.32	413.40		368.93	484.55	708.98	494.17	425.51
Adult (age 25 through 44) – Female	834.85	754.73		813.78	862.77	872.73	907.14	830.95
Adult (age 25 through 44) – Male	535.48	569.82		616.56	742.79	717.78	604.22	651.03
Adult (age 45 or older) – Female	1,031.30	1,091.82		1,064.38	1,138.64	1,118.02	1,131.61	1,170.23
Adult (age 45 or older) – Male	949.57	977.11		901.59	1,064.20	1,091.05	899.62	947.32
Waiver Option
Dual Eligible
All Ages - Female	117.71	144.06		144.42	165.57	163.27	165.33	171.58
All Ages - Male	105.36	123.24		128.60	141.02	157.13	148.79	150.22
SSI Children
Infant (age under 1)	6,227.30	6,227.30		6,227.30	6,227.30	6,227.30	6,227.30	6,227.30
Child (age 1 through 5)	516.40	571.68		689.80	978.66	1,041.86	708.00	695.47
Child (age 6 through 18)	623.32	746.71		813.87	751.29	591.00	617.28	520.97
Foster Care
Infant (age under 1)	1,625.29	1,625.29		1,625.29	1,625.29	1,625.29	1,625.29	1,625.29
Child (age 1 through 5)	255.86	301.73		299.71	362.04	252.47	306.26	326.66
Child (age 6 through 12)	499.41	674.05		674.09	579.17	441.94	515.80	514.40
Child (age 13 or older) – Female	605.34	858.78		962.14	998.82	848.44	700.03	994.97
Child (age 13 or older) – Male	1,194.02	1,136.69		862.31	808.60	838.53	667.09	849.75

Exhibit 10.5

EXHIBIT B TO AMENDMENT ONE OF
THE MANAGED CARE CONTRACT BY AND BETWEEN
WELLCARE HEALTH INSURANCE OF ILLINOIS, INC. D/B/A/ WELLCARE OF KENTUCKY, INC.
AND THE COMMONWEALTH OF KENTUCKY

As contemplated in Section 8 of the Amendment, the following provisions amend/add/replace items in the Contract:

I.	In Section 2, Definitions, add the following definitions:

Rate Cell means covered eligibility categories segmented into sub-groups based on an analysis of similarities of the per capita costs, age, and gender of various populations.
Rate Group means rate cell level information aggregated into larger but similarly characterized  groups including 1) Families and Children – Child, 2) Families and Children – Adult, 3) SSI without Medicare Adult, 4)SSI Child and 5) Foster Care and 6) Dual Eligibles.

Substitute the following definition:

State Fair Hearing means the administrative hearing provided by the Cabinet pursuant to KRS Chapter 13B and contained in 907 KAR 17.010E and subsequently 907 KAR 17.010.

II.	In Section 5, Contractor Functions, add the two new subsections:

5.4    Approval of Department
Unless otherwise specified, where the Contractor is required to submit any materials, information, or documentation to the Department for approval, all such submissions will be deemed approved by the Department within (i) thirty (30) days for standard submissions or (ii) five (5) business days for expedited submissions, provided that the Department does not otherwise object or notify the Contractor within such time period.

Exhibit 10.5

5.5 No Third Party Rights
This Agreement does not, nor is it intended to, create any rights, benefits or interest to any provider, PHO, provider network, subcontractor, delegated subcontractor, supplier, corporation, partnership or other organization of any kind.

III.	In Subsection 8.1, Term, strike the last paragraph in its entirety.

IV.	In Subsection 11.3, Payment Adjustments, strike the last paragraph and replace with the following:
In the event a Member appears on the HIPAA 834 but is determined to be ineligible, the Department may request and obtain a refund of, or it may recoup from subsequent payments, any payment previously made to the Contractor. In such instances, for each Member that is determined to be ineligible, the Contractor may recover payment from any Provider who rendered services to Member during the period of ineligibility. The entity to which the Member is retroactively added will assume responsibility for payment of any services provided to Members during the period of adjusted eligibility.

For cases involving member ineligibility due to fraud, waste and abuse, the Department will only recoup the capitation amount and the Contractor shall establish procedures pursuant to Section 11.4 “Contractor Recoupment from Member for Fraud, Waste and Abuse” to recover paid Claims. Any adjustment by the Department hereunder for retroactive disenrollments of Enrollees shall not exceed twelve (12) months from the effective date of disenrollment.

V.	In Subsection 12.2, Rate Adjustments, add the following at the end of the existing language:
If such adjustment cannot be completed prior to January 1, 2013, the rates will be retroactive to that date.

Contractor shall pass on the full benefit of the payment increase to eligible providers. Contractor shall adhere to the definitions and requirements for eligible providers and services as specified in the Affordable Care Act and federal regulations. Contractor is required to submit sufficient documentation, as specified by the Department, to validate that the enhanced payments were made to eligible providers.

As other provisions of the Affordable Care Act are implemented, the Department’s actuary, in consultation with the Department and

Exhibit 10.5

participating MCOs, shall quantify the effect, if any, of a change in the population served or changes in Covered Services offered under this Contract. Capitation rates will be adjusted accordingly.

If the State Medicaid Managed Care Program is determined by federal law or regulation to be “health insurance” under the Affordable Care Act (specifically, if the Contractor is subject to the fees set forth in Section 9010) resulting in the inclusion of this Contract in the computation of the annual fee to be paid by Contractor as a covered entity, the Contractor may request compensation for such additional fees. Beginning in September 2013, the parties will have thirty days to meet and negotiate in good faith the compensation related to these fees. If after thirty days, the Parties cannot agree on such compensation, the Contractor may terminate this Contract without cause and without any penalty including but not limited to liquidated damages defined in Section 39.11. In the event Contractor elects to terminate this Contract subject to this section, Contractor shall provide the Department with 90 days’ notice.

VI.	Strike Subsection 20.6, Utilization Management, and add the following:

The Utilization Management (UM) program, processes and timeframes shall be in accordance with 42 CFR 456, 42 CFR 431, 42 CFR 438 and the private review agent requirements of KRS 304.17A as applicable. The Contractor shall have a comprehensive UM program that reviews services for Medical Necessity and that monitors and evaluates on an ongoing basis the appropriateness of care and services. A written description of the UM program shall outline the program structure and include a clear definition of authority and accountability for all activities between the Contractor and entities to which the Contractor delegates UM activities. The description shall include the scope of the program; the processes and information sources used to determine service coverage; clinical necessity, appropriateness and effectiveness; policies and procedures to evaluate care coordination, discharge criteria, site of services, levels of care, triage decisions and cultural competence of care delivery; processes to review, approve and deny services, as needed, particularly but not limited to the EPSDT program. The UM program shall be evaluated annually, including an evaluation of clinical and service outcomes. The UM program evaluation along with any changes to the UM program as a result of the evaluation findings, will be reviewed and approved annually by the Medical Director or the QI Committee.

Exhibit 10.5

The Contractor shall adopt Interqual, Milliman, nationally recognized criteria approved by the Department or utilization management standards approved by the Kentucky Insurance Commissioner. The Contractor shall include providers in Contractor’s Network in the review and adoption of Medical Necessity criteria. The Contractor shall have in place mechanisms to check the consistency of application of review criteria. The written clinical criteria and protocols shall provide for mechanisms to obtain all necessary information, including pertinent clinical information, and consultation with the attending physician or other health care provider as appropriate. The Medical Director shall supervise the UM program and shall be accessible and available for consultation as needed. Decisions to deny a service authorization request or to authorize a service in an amount, duration, or scope that is less than requested, must be made by a physician who has appropriate clinical expertise in treating the Member’s condition or disease. The reason for the denial shall be cited. Physician consultants from appropriate medical and surgical specialties shall be accessible and available for consultation as needed. The Medical Necessity review process shall be timely and shall include a provision for expedited reviews in urgent decisions.

A.	The Contractor shall submit its request to change any prior authorization requirement to the Department for review.

B.
For the processing of requests for initial and continuing authorization of services, the Contractor shall require that its subcontractors have in place written policies and procedures and have in effect a mechanism to ensure consistent application of review criteria for authorization decisions.

C.
In the event that a Member or Provider requests written confirmation of an approval, the Contractor shall provide written confirmation of its decision within two working days of providing notification of a decision if the initial decision was not in writing. The written confirmation shall be written in accordance with Member Rights and Responsibilities.

Exhibit 10.5

D.	The Contractor shall have written policies and procedures that show how the Contractor will monitor to ensure clinical appropriate overall continuity of care.

E.	The Contractor shall have written policies and procedures that explain how prior authorization data will be incorporated into the Contractor’s overall Quality Improvement Plan.

F.	The Contractor shall only provide coverage for randomized and controlled Phase III and Phase IV clinical trials.
Each subcontract must provide that consistent with 42 CFR Sections 438.6(h) and 422.208, compensation to individuals or entities that conduct UM activities is not structured so as to provide incentives for the individual or entity to deny, limit, or discontinue medically necessary services to a Member.
The program shall identify and describe the mechanisms to detect under-utilization as well as over-utilization of services. The written program description shall address the procedures used to evaluate Medical Necessity, the criteria used, information sources, timeframes and the process used to review and approve the provision of medical services. The Contractor shall evaluate Member satisfaction (using the CAHPS survey) and provider satisfaction with the UM program as part of its satisfaction surveys. The UM program will be evaluated by the Department on an annual basis.
VII.In Subsection 20.7, Adverse Actions Related to Medical Necessity or Coverage Denials, substitute the following for the first paragraph:

The Contractor shall provide the Member written notice that meets the language and formatting requirements for Member materials, of any action (not just service authorization actions) within the timeframes for each type of action pursuant to 42 CFR 438.210(c). The notice must explain:

A.	The action the Contractor has taken or intends to take;

Exhibit 10.5

B.	The reasons for the action in clear, non–technical language that is understandable by a layperson;

C.	The federal or state regulation supporting the action, if applicable;

D.	The Member’s right to appeal;

E.	The Member’s right to request a State hearing;

F.	Procedures for exercising Member’s rights to Appeal or file a Grievance;

G.	Circumstances under which expedited resolution is available and how to request it; and

H.
The Member’s rights to have benefits continue pending the resolution of the Appeal, how to request that benefits be continued, and the circumstances under which the Member may be required to pay the costs of these services.

VIII.	In Subsection 23.1, Members without SSI, at subsection B., strike “or place of employment.”

IX.
Substitute the following for Section 24, General Requirements for Grievances and Appeals, and subsections 24.1,Grievance Process, 24.2, Appeal Process, 24.3 Expedited Resolution of Appeals, and 24.4 State Hearings for Members:

24.    General Requirements for Grievances and Appeals
The Contractor shall have a grievance system in place for Members that includes a grievance process related to “dissatisfaction” and an appeals process related to a Contractor “action,” including the opportunity to request a State Fair Hearing pursuant to KRS Chapter 13B.

The Contractor shall implement written policies and procedures describing how the Member may submit a request for a grievance or an appeal with the Contractor and submit a request for a State Fair Hearing with the State after the appeal with the Contractor has been

Exhibit 10.5

exhausted. The policy shall include a description of how the Contractor resolves the grievance or appeal.

The Contractor shall provide to all Providers in the Contractor’s network a written description of its grievance and appeal process and how providers can submit a grievance or appeal for a Member or on their own behalf.

The Contractor shall make available reasonable assistance in completing forms and taking other procedural steps. This includes, but is not limited to, providing interpreter services and toll-free numbers that have adequate TTY/TDD and interpreter capability.

The Contractor shall name a specific individual(s) designated as the Contractor’s Medicaid Member grievances or appeals coordinator with the authority to administer the policies and procedures for resolution of a grievance or appeal, to review patterns/trends in grievances or appeals, and to initiate corrective action.

The Contractor shall ensure that the individuals who make decisions on grievances or appeals are not involved in any previous level of review or decision-making. The Contractor shall also ensure that health care professionals with appropriate clinical expertise shall make decisions for the following:

A.	An appeal of a Contractor denial that is based on lack of medical necessity;

B.	A Contractor denial that is upheld in an expedited resolution; and

C.	A grievance or appeal that involves clinical issues.

The Contractor shall provide Members, separately or as a part of the Member handbook, information on how they or their representative(s) can file a grievance or an appeal, and the resolution process. The Member information shall also advise Members of their right to file a request for a State Fair Hearing with the Cabinet.

The Contractor shall ensure that punitive or retaliatory action is not taken against a Member or service provider that files a grievance or an appeal, or a provider that supports a Member’s grievance or appeal.

Exhibit 10.5

24.1	Grievance Process
A grievance is an expression of dissatisfaction about any matter or aspect of the Contractor or its operation, other than a Contractor action as defined in this contract.

A Member may file a grievance either orally or in writing with the Contractor within thirty (30) calendar days of the date of the event causing the dissatisfaction. The legal guardian of the Member for a minor or an incapacitated adult, a representative of the Member as designated in writing to the Contractor, or a service provider acting on behalf of the Member and with the Member’s written consent, have the right to file a grievance on behalf of the Member.

Within five (5) working days of receipt of the grievance, the Contractor shall provide the grievant with written notice that the grievance has been received and the expected date of its resolution.

The investigation and final Contractor resolution process for grievances shall be completed within thirty (30) calendar days of the date the grievance is received by the Contractor and shall include a resolution letter to the grievant.

The Contractor may extend by of up to fourteen (14) calendar days if the Member requests the extension, or the Contractor determines that there is need for additional information and the extension is in the Member’s interest. For any extension not requested by the Member, the Contractor shall give the Member written notice of the reason for the extension within two working days of the decision to extend the timeframe.

Upon resolution of the grievance, the Contractor shall mail a resolution letter to the Member. This resolution letter may not take the place of the acknowledgment letter referred to above, unless the resolution of the grievance has been completed and can be communicated to the Member in the same correspondence acknowledging receipt of the grievance. The resolution letter shall include, but not be limited to, the following:

A.	All information considered in investigating the grievance;

Exhibit 10.5

B.	Findings and conclusions based on the investigation; and

C.	The disposition of the grievance.

24.2	Appeal Process
An appeal is a request for review by the Contractor of a Contractor action.

A.	An action for purpose of an appeal is:

(1)	the denial or limited authorization of a requested service, including the type or level of service;

(2)	the reduction, suspension, or termination of a previously authorized service;

(3)	the denial, in whole or in part, of payment for a service;

(4)	the failure of the Contractor to provide services in a timely manner, as defined by the Department or its designee; or

(5)	the failure of the Contractor to complete the authorization request in a timely manner as defined in 42 CFR 438.408.

(6)	for a resident of a rural area with only one Contractor, the denial of a Member’s request to exercise his or her right under 42 CFR 438.52(b)(2)(ii) to obtain services outside the network.

B.
The Contractor shall mail a notice of action to the Member or service provider. The notice shall comply with 42 CFR 438.10(c) regarding language and (d) regarding format and shall contain, but not be limited to, the following:

(1)	the action the Contractor has taken or intends to take;

(2)	the reasons for the action;

(3)	the federal or state regulation supporting the action, if applicable;

Exhibit 10.5

(4)	the Member’s or the service provider’s right, as applicable, to file an appeal of the Contractor action through the Contractor;

(5)	the Member’s right to request a State Fair Hearing after exhaustion of the Contractor’s appeal process, and what the process would be;

(6)	the procedures for exercising the rights specified;

(7)	the circumstances under which expedited resolution of an appeal is available and how to request it; and

(8)
the Member’s right to have benefits continue pending resolution of an appeal or State Fair Hearing, how to request the continuation of benefits, and the circumstances under which the Member may be required to pay the costs of continuing these benefits.

The notice shall be mailed within ten (10) days of the date of the action for previously authorized services as permitted under 42 CFR 431.213 and 431.214, and within fourteen (14) days of the date of the action for newly requested services. Denials of Claims that may result in Member financial liability require immediate notification.

C.
A Member may file an appeal either orally or in writing of a Contractor action within thirty (30) calendar days of receiving the Contractor’s notice of action. The legal guardian of the Member for a minor or an incapacitated adult, a representative of the Member as designated in writing to the Contractor, or a provider acting on behalf of the Member with the Member’s written consent, have the right to file an appeal of an action on behalf of the Member. The Contractor shall consider the Member, representative, or estate representative of a deceased Member as parties to the appeal.

D.
The Contractor has thirty (30) calendar days from the date the initial oral or written appeal is received by the Contractor to resolve the appeal. The Contractor shall appoint at least one person to review the appeal who was not involved in the initial decision and who is not the subordinate of any person involved in the initial decision.

Exhibit 10.5

E.
The Contractor shall have a process in place that ensures that an oral or written inquiry from a Member seeking to appeal an action is treated as an appeal (to establish the earliest possible filing date for the appeal). An oral appeal shall be followed by a written appeal that is signed by the Member within ten (10) calendar days. The Contractor shall use its best efforts to assist Members as needed with the written appeal and may continue to process the appeal.

F.
Within five working days of receipt of the appeal, the Contractor shall provide the grievant with written notice that the appeal has been received and the expected date of its resolution. The Contractor shall confirm in writing receipt of oral appeals, unless the Member or the service provider requests an expedited resolution.

G.
The Contractor may extend the thirty (30) day timeframe by fourteen (14) calendar days if the Member requests the extension, or the Contractor determines that there is need for additional information, and the extension is in the Member’s interest. For any extension not requested by the Member, the Contractor shall give the Member written notice of the extension and the reason for the extension within two working days of the decision to extend the timeframe.

H.	The Contractor shall provide the Member or the Member’s representative a reasonable opportunity to present evidence of the facts or law, in person as well as in writing.

I.
The Contractor shall provide the Member or the representative the opportunity, before and during the appeals process, to examine the Member’s case file, including medical or clinical records (subject to HIPAA requirements), and any other documents and records considered during the appeals process. The Contractor shall include as parties to the appeal the Member and his or her representative, or the legal representative of a deceased Member’s estate.

J.	For all appeals, the Contractor shall provide written notice within the thirty (30) calendar-day timeframe for resolutions to the Member or the provider, if the provider filed the appeal.

Exhibit 10.5

The written notice of the appeal resolution shall include, but not be limited to, the following information:

(1)	the results and reasoning behind the appeal resolution; and

(2)	the date it was completed.

K.	The written notice of the appeal resolution for appeals not resolved wholly in favor of the Member shall include, but not be limited to, the following information:

(1)	the right to request a State Fair Hearing and how to do so;

(2)	the right to request receipt of benefits while the State Fair Hearing is pending, and how to make the request; and

(3)	that the Member may be held liable for the cost of continuing benefits if the State Fair Hearing decision upholds the Contractor’s action.

L.	The Contractor shall continue the Member’s benefits if all of the following are met:

(1)	the Member or the service provider files a timely appeal of the Contractor action or the Member asks for a State Fair Hearing within 14 days from the date on the Contractor notice of action;

(2)	the appeal involves the termination, suspension, or reduction of a previously authorized course of treatment;

(3)	the services were ordered by an authorized service provider;

(4)	the time period covered by the original authorization has not expired; and

(5)	the Member requests extension of the benefits.

Exhibit 10.5

M.	The Contractor shall provide benefits until one of the following occurs:

(1)	The Member withdraws the appeal;

(2)
Fourteen (14) days have passed since the date of the resolution letter, provided the resolution of the appeal was against the Member and the Member has not requested a State Fair Hearing or taken any further action;

(3)	The Cabinet issues a State Fair Hearing decision adverse to the Member;

(4)	The time period or service limits of a previously authorized service has expired.

N.
If the final resolution of the appeal is adverse to the Member, that is, the Contractor’s action is upheld, the Contractor may recover the cost of the services furnished to the Member while the appeal was pending, to the extent that services were furnished solely because of the requirements of this section and in accordance with the policy in 42 CFR 431.230(b).

O.
If the Contractor or the Cabinet reverses a decision to deny, limit, or delay services, and these services were not furnished while the appeal was pending, the Contractor shall authorize or provide the disputed services promptly and as expeditiously as the Member’s health condition requires. If the Contractor or the Cabinet reverses a decision to deny, limit or delay services and the Member received the disputed services while the appeal was pending, the Contractor shall pay for these services.

24.3	Expedited Resolution of Appeals
An expedited resolution of an appeal is an expedited review by the Contractor of a Contractor action.

A.	The Contractor shall establish and maintain an expedited review process for appeals when the Contractor determines that allowing the time for a standard resolution could seriously

Exhibit 10.5

jeopardize the Member’s life or health or ability to attain, maintain, or regain maximum function. Such a determination is based on:

(1)	a request from the Member;

(2)	a provider’s support of the Member’s request;

(3)	a provider’s request on behalf of the Member; or

(4)	the Contractor’s independent determination.
The Contractor shall ensure that the expedited review process is convenient and efficient for the Member.

B.
The Contractor shall resolve the appeal within three working days of receipt of the request for an expedited appeal. In addition to written resolution notice, the Contractor shall also make reasonable efforts to provide and document oral notice.

C.
The Contractor may extend the timeframe by up to fourteen (14) calendar days if the Member requests the extension, or the Contractor demonstrates to the Department that there is need for additional information and the extension is in the Member’s interest. For any extension not requested by the Member, the Contractor shall give the Member written notice of the reason for the delay.

D.	The Contractor shall ensure that punitive action is not taken against a Member or a service provider who requests an expedited resolution or supports a Member’s expedited appeal.

E.
The Contractor shall provide an expedited resolution, if the request meets the definition of an expedited appeal, in response to an oral or written request from the Member or service provider on behalf of the Member.

F.	The Contractor shall inform the Member of the limited time available to present evidence and allegations in fact or law.

G.	If the Contractor denies a request for an expedited resolution of an appeal, it shall:

Exhibit 10.5

(1)	transfer the appeal to the thirty (30) day timeframe for standard resolution, in which the thirty (30) day period begins on the date the Contractor received the original request for appeal; and

(2)	make reasonable efforts to give the Member prompt oral notice of the denial, and follow up with a written notice within two-calendar days.

H.	The Contractor shall document in writing all oral requests for expedited resolution and shall maintain the documentation in the case file.

24.4	State Hearings for Members
A Member may request a State Fair Hearing if he or she is dissatisfied with an Action that has been taken by the Contractor, within thirty (30) days of the final appeal decision by the Contractor. A Member may request a State Fair Hearing for an Action taken by the Contractor that denies or limits an authorization of a requested service or reduces, suspends, or terminates a previously authorized service. A Member may not request a State Fair Hearing for

i.	post-service denial resulting only in payment issues between the Contractor and a Provider and which have no effect upon the delivery of Covered Services to the Member; or

ii.
technical or administrative denials issued to a Provider for failure to follow Department and/or Contractor policies and procedures and which have no effect upon the delivery of covered services to the Member.

A Provider may be appointed the authorized representative of a Member as defined in as such term is defined in 907 KAR 17:005, Section 1(6) and 907 KAR 170:010, Section 4(4) and 4(5). The Member’s request for a State Fair Hearing must include a notice, issued by the Department, that the Member has obtained a final appeal decision from the Contractor.
All documents supporting the Contractor’s Action must be received by the Department no later than five (5) business days from the date

Exhibit 10.5

the Contractor receives notice from the Department that a State Fair Hearing has been filed. These records shall be made available to the Member upon request by either the Member or the Member’s legal counsel. The Department will provide the Member with a hearing process that shall adhere to 907 KAR 1:563, 42 CFR 438 Subpart F and 42 CFR 431 Subpart E.
Failure of the Contractor to comply with the appeals’ requirements or to participate in and present evidence will result in an automatic ruling in favor of the Member.

X.In Subsection 26.8, Persons Eligible for Enrollment, amend the fourth full paragraph to read in its entirety as follows:

The Contractor shall also be responsible for providing coverage to individuals who are retro-actively determined eligible for Medicaid. Retro-active Medicaid coverage is defined as a period of time up to three (3) months prior to the application month. For SSI Members, Medicaid coverage shall begin the first day of the month following enrollment with the Contractor.

XI.	In Subsection 25.1, Marketing Activities, strike the last paragraph and replace with the following:

Any marketing materials referring to the Contactor must be approved in writing by the Department prior to dissemination, including mailings sent only to Members. The Contractor agrees to engage only in marketing activities that are pre-approved in writing by the Department. The Contractor shall require its Subcontractors and Providers to submit any marketing or information materials that refer to this Contractor by name to it prior to disseminating same. The Department shall have the same approval authority over such materials as over Contractor’s materials. The Contractor must use its best efforts to correct problems and errors subsequently identified by the Department after notification by the Department.

XII.	In Subsection 26.8, Persons Eligible for Enrollment, amend the fourth full paragraph to read in its entirety as follows:

The Contractor shall also be responsible for providing coverage to individuals who are retro-actively determined eligible for Medicaid. Retro-active Medicaid coverage is defined as a period of time up to

Exhibit 10.5

three (3) months prior to the application month. For SSI Members, Medicaid coverage shall begin the first day of the month following enrollment with the Contractor.

XIII.	Subsection 28.6, Termination of Network Providers, shall be amended to read in its entirety as follows:

A.
The Contractor shall terminate from participation any Provider who (i) engages in an activity that violates any law or regulation and results in suspension, termination, or exclusion from the Medicare or Medicaid program; (ii) has a license, certification, or accreditation terminated, revoked or suspended; (iii) has medical staff privileges at any hospital terminated, revoked or suspended; or (iv) engages in behavior that is a danger to the health, safety or welfare of Members.

The Department shall notify the Contractor of suspension, termination, and exclusion actions taken against Medicaid providers by the Kentucky Medicaid program within three (3) business days via e-mail. The Contractor shall terminate the Provider effective upon receipt of notice by the Department.
The Contractor shall notify the Department of termination from Contractor’s network taken against a Provider under this subsection within three (3) business days via email. The Contractor shall indicate in its notice to the Department the reason or reasons for which the PCP ceases participation.
The Contractor shall notify any Member of a PCP or hospital termination provided such Member has received a service from the terminated Provider within the previous six months. Such notice shall be mailed within fifteen (15) days of the action taken.

B.
In the event a Provider terminates participation with the Contractor, the Contractor shall notify the Department of such termination by Provider within five business days via email. In addition, the Contractor will provide all terminations monthly via the Provider Termination Report as referenced in Appendix K. The Contractor shall indicate in its notice to the Department the reason or reasons for which the PCP ceases participation.

The Contractor shall notify any Member of a PCP or hospital termination provided such Member has received a service from the terminating Provider within the previous six months. Such notice

Exhibit 10.5

shall be mailed within fifteen (15) days of receiving notice of the termination.

C.
In the event the Contractor terminates from participation any Provider for any reason not listed above, the Contractor shall notify any Member of the PCP or hospital termination provided such Member has received a service from the terminating Provider within the previous six months. Such notice shall be mailed thirty (30) days prior to the effective date of the termination.

XIV.	In Subsection 28.7, Provider Program Capacity Demonstration, substitute the following items D. – G in the first set of alphabetized paragraphs:

D.
Access to Hospital care shall not exceed thirty (30) miles or thirty (30) minutes of a Member’s residence in an urban area, or sixty (60) miles or sixty (60) minutes of a Member’s residence in a non-urban area, with the exception of Behavioral Health Services and physical rehabilitative services where access shall not exceed sixty (60) miles or sixty (60) minutes of a Member’s residence.

E.
Access for general dental services shall not exceed sixty (60) miles or sixty (60) minutes of a Member’s residence. Any exceptions shall be justified and documented by the Contractor. Appointment and waiting times for such services shall not exceed three (3) weeks for regular appointments and forty eight (48) hours for urgent care.

F.
Access for general vision, laboratory and radiology services shall not exceed sixty (60) miles or sixty (60) minutes of a Member’s residence. Any exceptions shall be justified and documented by the Contractor. Appointment and waiting times for such services shall not exceed thirty (30) days for regular appointments and forty eight (48) hours for Urgent Care.

G.
Access for Pharmacy services, shall not exceed sixty (60) miles or sixty (60) minutes or the delivery site shall not be further than fifty (50) miles from the Member’s residence. The Contractor is not required to provide transportation services to Pharmacy services.

Exhibit 10.5

XV.	In Subsection 28.9, Expansion and/or Changes in the Network, replace the first paragraph with the following:

If at any time, the Contractor or the Department determines that its Contractor Network is not adequate to comply with the access standards specified above for 95% of its Members by region, the Contractor or Department shall notify the other of this situation and within fifteen (15) business days the Contractor shall submit a corrective action plan to remedy the deficiency. The corrective action plan shall describe the deficiency in detail, including the geographic location where the problem exists, and identify specific action steps to be taken by the Contractor and time-frames to correct the deficiency.

XVI.In Subsection 29.2, Payment to Out-of-Network Providers, replace with the following:

The Contractor shall reimburse Out-of-Network Providers in accordance with Section 29.1 Claims Payments for the following Covered Services:

A.	Specialty care for which the Contractor has approved a authorization for the Member to receive services from an Out-of-Network Provider;

B.
Emergency Care that could not be provided by the Contractor’s Network Provider because the time to reach the Contractor’s Network Provider would have resulted in risk of serious damage to the Member’s health;

C.	Services provided for family planning; and

D.	Services for children in Foster Care.

The above listed Covered Services shall be reimbursed at no more than 100 percent of the Medicaid fee schedule/rate.
XVII.    Strike Subsection 29.10, Supplemental Payments, and replace with the following:
The Department and Contractor recognize the Department’s desire to provide enhanced reimbursement to provider entities through

Exhibit 10.5

supplemental payments in order to preserve the ability of the provider entities to provide essential services to Commonwealth residents.

The Department currently makes supplemental payments in addition to adjudicated claims payments to a number of provider entities. Those categories of providers receiving supplemental payments are as follows:

•	Intensity Operating Allowance for Pediatric Teaching hospitals

•	A State Designated Urban Trauma Center

•	State Owned or Operated University Teaching Hospital Faculty

•	Psychiatric Access Supplement to a Designated Psychiatric Hospital

Descriptions of these payments are found in other sections of the contract. State owned or operated university teaching hospitals include a hospital operated by a related party organization as defined in 42 CFR 413.17, which is operated as part of an approved School of Medicine or Dentistry.

Contractor is required to make monthly supplemental payments to the specified providers on or before the last business day of the month of service for which capitation is paid. The payment shall be an amount equal to the amount included in the data book by region and by rate cell for each respective provider entity multiplied by the Contractor’s share of monthly enrollment by region and rate cell as calculated by the Department and reported to the Contractor.

The Department shall provide the detailed amounts by provider entity included in the data book upon Contractor request. In addition, July 1 of each year under this Contract, the Department shall provide the Contractor with the adjusted supplemental payments increase, if any, and the Department shall provide the Contractor with an adjusted capitation rate in order to pay this increase.

The Contractor agrees, upon the request of the Department, to submit to the Department claims-level cost data for payment verification purposes. Contractor will work with the Department to assure that information is provided to allow for provider entities to remit the state matching portion of the payments to the Department, as applicable.

Exhibit 10.5

XVIII.    In Subsection 32.10, Lock-In Program, replace with the following:
The Contractor shall develop a program to address and contain Member over utilization of services, for pharmacy and non-emergent care provided in an emergency setting. The criteria for this program shall be submitted to the Department for approval.

XIX.	Replace the first paragraph of Subsection 37.1, General Reporting and Data Requirements, and replace with the following:
The Contractor shall provide to the Department managerial, financial, delegation, utilization, quality, Program Integrity and enrollment reports. The parties acknowledge that CMS has requested Department to provide certain reports concerning Contractor. Contractor agrees to provide Department with the reports CMS has requested or does request. Additionally, the parties agree for Contractor to provide any additional reports requested by Department upon mutual agreement of the parties. The parties agree that Appendix K may be amended outside the scope of this agreement. The Department may require the Contractor to prepare and submit ad hoc reports and the Contractor shall be given a reasonable time to complete such reports.

XX.	In Subsection 32.10, Lock-In Program, replace with the following:
The Contractor shall develop a program to address and contain Member over utilization of services, for pharmacy and non-emergent care provided in an emergency setting. The criteria for this program shall be submitted to the Department for approval.